UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2005

CITIZENS FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	2-96144	55-0666598
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

211 Third Street, Elkins, West Virginia	26241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (304) 636-4095

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Citizens Financial Corp. hereby announces several expected changes involving its board of directors as well as the board of directors and executive management of its wholly-owned subsidiary, Citizens National Bank.

Mr. Robert J. Schoonover has announced that after 32 years of service to Citizens National Bank, including the last 11 years as President and CEO, he will retire following the annual shareholders meeting on April 16, 2005. He will, however, continue to serve as a director of the bank and will also continue to function as a board member and President and CEO of Citizens Financial Corp.

Mr. William T. Johnson, Jr. has been nominated to succeed Mr. Schoonover as President and CEO of the bank. Mr. Johnson is 61 years old and has served the bank in a number of capacities since 1963. He has held the position of Executive Vice President since 1995. As President and CEO, Mr. Johnson would also serve on the bank’s board of directors. In addition, Mr. Johnson has been nominated to join the board of directors of Citizens Financial Corp. for a three year term expiring in 2008. If elected Mr. Johnson will fill the vacancy left by the death in 2004 of Mr. Raymond L. Fair. Mr. Johnson has no family relationship to any other director or executive officer nor does he serve as a director of any other company registered pursuant to Section 12 or 15(d) of the Exchange Act.

In addition, Mr. Thomas K. Derbyshire, CPA, 46, has been nominated to succeed Mr. Johnson as the bank’s Executive Vice President. Mr. Derbyshire joined the bank in 1992 and has served in a number of financial positions since that time. In 1995 he was named Chief Financial Officer. He also serves as Vice President and Treasurer of Citizens Financial Corp. Mr. Derbyshire is expected to retain all of his current duties. He also has no family relationships with any other director or executive officer and does not serve as a director of any other registered company.

The officers of Citizens Financial Corp. serve without compensation. Bank officers serve at the will and pleasure of the board and are appointed at each annual organizational meeting. Compensation is determined by the Personnel Committee of the Board of Directors and no written contractual employment agreements exist.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Citizens Financial Corp.
3/1/05
/s/ Thomas K. Derbyshire
Vice President, Treasurer
(Principal Financial Officer)